EXHIBIT 4.10
LOCK-UP AGREEMENT
     This Lock-up Agreement (this “Agreement”), dated as of May ___, 2006 (the “Effective Date”) by and among Dirt Motor Sports, Inc., a Delaware corporation (the “Company”), and Paul A. Kruger (the “Shareholder”).
     WHEREAS, to induce certain investors (the “Investors”) to enter into that certain Series D Convertible Preferred Stock Purchase Agreement dated as of the date hereof (the “Purchase Agreement”) by and among the Company and the Investors, the Shareholder has agreed not to sell any shares of the common stock, par value $.0001 per share, of the Company that the Shareholder presently owns (the “Common Stock”), except in accordance with the terms and conditions set forth herein. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Purchase Agreement.
     NOW, THEREFORE, in consideration of the covenants and conditions hereinafter contained, the parties hereto agree as follows:
     1. Restriction on Transfer; Term.
          (a) From the Effective Date through the period of twenty-four (24) months following the Effective Date (the “Initial Period”), the Shareholder hereby agrees with the Company that the Shareholder will not offer, sell, contract to sell, assign, transfer, hypothecate, pledge or grant a security interest in, or otherwise dispose of (each, a “Transfer”), or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of (whether by actual disposition or effective economic disposition due to cash settlement or otherwise by the Company or any affiliate of the Company or any person in privity with the Company or any affiliate of the Company), directly or indirectly, any of such Shareholder’s shares of Common Stock; provided, however, that (i) if the Company undertakes an underwritten public offering within twelve months of the Effective Date, Shareholder may sell up to one half of Shareholder’s Common Stock in the underwritten public offering, (ii) if the Company does not complete an underwritten public offering within six months of the Effective Date, then if the Company undertakes a private placement of shares of its common stock, Shareholder shall also have the right, but not the obligation, to participate in such private placement and sell, upon the same terms and conditions, up to one third (1/3) of the number of shares of common stock to be sold by the Company in the private placement, and (iii) the Shareholder may Transfer up to one twelfth (1/12) of such Shareholder’s shares of Common Stock per month, on a non-cumulative basis, beginning with the first month following the one year anniversary of the Effective Date. Following the Initial Period, the Shareholder may freely Transfer all of his shares of Common Stock in accordance with applicable securities laws.
          (b) Notwithstanding the foregoing, the restrictions set forth in Section 1 above: (i) may be waived in whole or in part by the consent of the holders of at least seventy five percent (75%) of the Company’s outstanding shares of preferred stock, par value $.01 per share; and (ii) shall not apply to a block trade by Shareholder if Shareholder provides the Company’s financial advisor at least five days written notice to match the terms of sale of such block trade.

     Notwithstanding anything in this Agreement to the contrary; the parties acknowledge that Shareholder has pledged 1,500,000 shares of Common Stock to F&M Bank as collateral for a credit facility (the “F&M Loan”), and that F&M Bank, or its successors and assigns, shall not be bound by the terms and conditions of this Agreement. Shareholder shall, within three business day after the Effective Date, provide F&M Bank with the names of the Company’s financial advisors to assist F&M Bank in selling any of the above pledged shares in the event of the default by Shareholder on the F&M Loan
     2. Ownership. Notwithstanding anything to the contrary in this Agreement, the Shareholder shall retain all rights of ownership in the Common Stock, including, without limitation, voting rights and the right to receive any dividends, if any, that may be declared in respect thereof.
     3. Notification of Transfer Agent. The Company is hereby authorized to disclose the existence of this Agreement to its transfer agent. The Company and its transfer agent are hereby authorized to decline to make any transfer of the Common Stock if such transfer would constitute a violation or breach of this Agreement and the Purchase Agreement.
     4. Notices. All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (i) if personally delivered, on the business day of such delivery (as evidenced by the receipt of the personal delivery service), (ii) if mailed certified or registered mail return receipt requested, four (4) business days after being mailed, (iii) if delivered by overnight courier (with all charges having been prepaid), on the business day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing), or (iv) if delivered by facsimile transmission, on the business day of such delivery if sent by 6:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding business day (as evidenced by the printed confirmation of delivery generated by the sending party’s telecopier machine). If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 4), or the refusal to accept same, the notice, demand, consent, request, instruction or other communication shall be deemed received on the second business day the notice is sent (as evidenced by a sworn affidavit of the sender). All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable.

If to the Company:	Dirt Motor Sports, Inc.
2500 McGee Drive, Suite 147
Norman, Oklahoma 73072
Attention:
Tel. No.: (405) 360-5047
Fax No.: (405) -

With copies to:	Jackson Walker L.L.P.
901 Main Street, Suite 6000
Dallas, Texas 75202
Attention: Richard F. Dahlson
Tel No.: (214) 953-5896
Fax No.: (214) 953-6187

and to:	Jenkens & Gilchrist Parker Chapin LLP
The Chrysler Building,
405 Lexington Avenue
New York, NY 10174
Telephone: (212) 704-6000
Facsimile: (212) 704-6288
Attention: Christopher S. Auguste

If to the Shareholder,
addressed to the Shareholder
at:
Tel. No.: (405) -
Fax No.: (405) -
or to such other address as any party may specify by notice given to the other party in accordance with this Section 4.
     5. Amendment. This Agreement may not be modified, amended, altered or supplemented, except by a written agreement executed by each of the parties hereto.
     6. Entire Agreement. This Agreement contain the entire understanding and agreement of the parties relating to the subject matter hereof and supersedes all prior and/or contemporaneous understandings and agreements of any kind and nature (whether written or oral) among the parties with respect to such subject matter, all of which are merged herein.
     7. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Oklahoma, without giving effect to any of the conflicts of law principles which would result in the application of the substantive law of another jurisdiction. This Agreement shall be construed and interpreted without regard to any presumption against the party causing this Agreement to be drafted.
     8. Waiver of Jury Trial. EACH OF THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES UNCONDITIONALLY AND IRREVOCABLY CONSENTS TO THE

EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF OKLAHOMA LOCATED IN CLEVELAND COUNTY AND THE FEDERAL DISTRICT COURT IN TH STATE OF OKLAHOMA WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND EACH OF THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY OBJECTION TO VENUE IN CLEVELAND COUNTY OR SUCH FEDERAL COURT, AND AGREES THAT SERVICE OF ANY SUMMONS, COMPLAINT, NOTICE OR OTHER PROCESS RELATING TO SUCH SUIT, ACTION OR OTHER PROCEEDING MAY BE EFFECTED IN THE MANNER PROVIDED IN SECTION 4.
     9. Severability. The parties agree that if any provision of this Agreement be held to be invalid, illegal or unenforceable in any jurisdiction, that holding shall be effective only to the extent of such invalidity, illegally or unenforceability without invalidating or rendering illegal or unenforceable the remaining provisions hereof, and any such invalidity, illegally or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. It is the intent of the parties that this Agreement be fully enforced to the fullest extent permitted by applicable law.
     10. Binding Effect; Assignment. This Agreement and the rights and obligations hereunder may not be assigned by any party hereto without the prior written consent of the other parties hereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
     11. Headings. The section headings contained in this Agreement (including, without limitation, section headings and headings in the exhibits and schedules) are inserted for reference purposes only and shall not affect in any way the meaning, construction or interpretation of this Agreement. Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate. References to the singular shall include the plural and vice versa.
     12. Third Parties. The parties hereto acknowledge that the terms and provisions of this Agreement are for the benefit of the Investors.
     13. Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same document. This Agreement shall become effective when one or more counterparts, taken together, shall have been executed and delivered by all of the parties.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above herein.

DIRT MOTOR SPORTS, INC.

By:

Name:

Title:

Paul A. Kruger

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